New Hampshire Thrift Bancshares, Inc. Announces Earnings for Third Quarter of 2014

NEWPORT, NH -- (Marketwired - October 10, 2014) - New Hampshire Thrift Bancshares, Inc. ("we," "us," "our" or the "Company") (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the nine months ended September 30, 2014 of $7.2 million, or $0.85 diluted earnings per common share, compared to $6.4 million, or $0.87 diluted earnings per common share, for same period in 2013, an increase of $770 thousand, or 12.00%. For the quarter ended September 30, 2014, we reported consolidated net income of $2.7 million, or $0.32 diluted earnings per common share, compared to $2.6 million, or $0.35 diluted earnings per common share, for the quarter ended September 30, 2013, an increase of $132 thousand, or 5.13%.

"We are pleased with these results as our strategic initiatives of entering new markets and expanding our product offerings continue to produce steady, improved core earnings," President and Chief Executive Officer, Steve Theroux, commented. "Net interest income has increased as a result of the Randolph acquisition completed in December of 2013 and higher loan volumes being originated, particularly in our Nashua market. Coupled with fees generated through our wealth management and insurance subsidiaries, revenues have been created to offset the decrease of approximately $1.6 million in mortgage banking fees and a non-recurring remeasurent gain of $1.4 million from the Charter Trust purchase realized during the third quarter of 2013."

Financial Highlights

  Total assets increased $59.2 million, or 4.16%, to $1.5 billion at September 30, 2014 from $1.4 billion at December 31, 2013.

  Net loans increased $70.1 million, or 6.18%, to $1.2 billion at September 30, 2014 from $1.1 billion at December 31, 2013.

  During the nine months ended September 30, 2014, we originated $284.9 million in loans, a decrease of 3.31%, compared to $294.7 million during the same period in 2013. During the quarter ended September 30, 2014, we originated $95.3 million in loans, a decrease of 18.71%, compared to $117.2 million during the same period in 2013.

  Our loan servicing portfolio was $409.0 million at September 30, 2014, compared to $417.3 million at December 31, 2013.

  Total deposits increased $23.0 million, or 2.12%, to $1.1 billion at September 30, 2014 from $1.1 billion at December 31, 2013.

  Net interest and dividend income for the nine months ended September 30, 2014 was $31.5 million compared to $24.0 million for the same period in 2013. Net interest and dividend income for the three months ended September 30, 2014 was $10.6 million compared to $8.1 million for the same period in 2013.

  Net income available to common stockholders was $7.0 million for the nine months ended September 30, 2014, compared to $6.2 million for the same period in 2013. Net income available to common stockholders was $2.6 million for the three months ended September 30, 2014, compared to $2.5 million for the same period in 2013.

  As a percentage of total loans, non-performing loans decreased to 1.42% at September 30, 2014 from 1.86% at December 31, 2013.

Earnings Summary for the Nine Months Ended September 30, 2014

Net income of $7.2 million for the nine months ended September 30, 2014 represents the impact of strategic decisions to enhance net interest income and complement noninterest revenue with the 2013 acquisitions of Charter Holding Corp. and Randolph National Bank. Net interest and dividend income, our core source of earnings, increased $7.5 million, or 31.22%, for the nine months ended September 30, 2014, compared to the same period in 2013. This increase represents the combined impact of our acquisition of Randolph National Bank in October 2013 and our originated loan portfolio growth, as well as the additional benefits of our improving spreads and our cost of funds management.

The provision for loan losses increased $42 thousand to $736 thousand which was based on adequacy calculations for the nine months ended September 30, 2014, compared to $694 thousand for the same period in 2013.

Noninterest income increased $3.3 million, or 29.31%, to $14.4 million for the nine months ended September 30, 2014, compared to $11.1 million for the same period in 2013. With the increases in long-term market rates, which began in the summer of 2013, the opportunities to originate and sell long-term fixed-rate mortgages have waned and the anticipated impacts have been realized as we recognized lower net gains on sales of loans. Net gains on sales of loans decreased $1.6 million, or 80.03%, to $411 thousand for the nine months ended September 30, 2014, compared $2.1 million for the same period in 2013. This is primarily driven by a change in volume from $80.7 million of loans sold in the nine months ended September 30, 2013, compared to $26.5 million for the same period in 2014, a decrease of $54.2 million, or 67.16%. Gains on sales of securities, net, decreased $25 thousand, or 3.20%, to $756 thousand for the nine month period ended September 30, 2014, compared to $781 thousand for the same period in 2014.

Included in noninterest income is $6.2 million from trust and investment management fees representing revenue from our subsidiary, Charter Trust Company. This represents an increase of $5.2 million over our realized income of $294 thousand from our 50% ownership of Charter Trust Company and fee income of $679 thousand for the nine month period ended September 30, 2013. We completed the acquisition of Charter Holding Corp., the holding company of Charter Trust Company, in September 2013. Additionally, in September 2013 as part of the purchase accounting related to the acquisition, we recognized a remeasurement gain of equity interest in Charter Holding Corp. of $1.4 million.

Noninterest expense increased $9.0 million, or 34.77%, to $34.8 million for the nine months ended September 30, 2014, compared to $25.8 million for the same period in 2013. Within noninterest expense, salaries and employee benefits increased $5.4 million, or 41.55%, to $18.4 million for the nine months ended September 30, 2014, compared to $13.0 million for the same period in 2013. This increase includes expenses related to additional staff and operations for Charter Trust Company and Randolph National Bank and its eight branches, which represent approximately 66% of the increase in salaries and employees benefits. Occupancy expense increased $1.0 million, or 33.21%, to $4.3 million for the nine month period ended September 30, 2014, compared to $3.2 million for the same period in 2013. The occupancy expenses from Charter Holding Corp. and the former Randolph National Bank branches represent $213 thousand and $497 thousand, respectively, of the increase. Depositors' insurance increased $199 thousand, or 34.67%, due to the growth in deposits comparing the nine month period ended September 30, 2014 to the same period in 2013. The increase of $935 thousand in outside services for the nine months ended September 30, 2014, compared to the same period in 2013, includes increases of $569 thousand related to Charter Trust Company operations, $131 thousand related to our core processing provider and $39 thousand related to account statement rendering. We did not record merger-related expenses during the nine month period ended September 30, 2014, compared to $801 thousand recorded during the same period in 2013. Amortization of intangible assets increased $693 thousand, or 117.06%, to $1.3 million for the nine months ended September 30, 2014, compared to $592 thousand for the same period in 2013 due to the additional core deposit intangible from the acquisition of Randolph National Bank and the customer list intangible from the acquisition of Charter Holding Corp. Other expenses increased $708 thousand to $4.5 million for the nine months ended September 30, 2014, including an increase of $493 thousand from Charter Trust Company operations and an increase of $146 thousand in contributions, which includes an increase of $120 thousand in tax-qualified contributions.

Earnings Summary for the Three Months Ended September 30, 2014

Net income for the three months ended September 30, 2014 was $2.7 million, an increase of 5.14%, compared to $2.6 million for the same period in 2013. Net interest and dividend income increased $2.6 million, or 31.67%, for the three months ended September 30, 2014, compared to the same period in 2013. This increase represents the combined impact of our acquisition of Randolph National Bank and our originated loan portfolio growth, as well as the additional benefits of our improving spreads and our cost of funds management.

The provision for loan losses decreased $91 thousand to $27 thousand which was based on adequacy calculations for the three months ended September 30, 2014, compared to $118 thousand for the same period in 2013.

Noninterest income increased $305 thousand, or 6.68%, to $4.9 million for the three months ended September 30, 2014, compared to $4.6 million for the same period in 2013. Net gains on sales of loans decreased $209 million, or 46.44%, to $241 thousand for the three months ended September 30, 2014, compared $450 thousand for the same period in 2013. This is primarily driven by a change in volume and valuations on $16.8 million of loans sold in the three months ended September 30, 2013, compared to $13.8 million for the same period in 2014, a decrease of $3.0 million, or 17.86%. Gains on sales of securities, net, increased $313 thousand to $313 thousand for the three month period ended September 30, 2014, compared to no gains recorded for the same period in 2013.

Income related to Charter Trust Company increased $1.3 million for the three month period ended September 30, 2013, compared to the same period in 2013. This includes an increase of $1.4 million of trust fees and a decrease of $53 thousand of realized income from our 50% ownership of Charter Trust Company. Additionally, in September 2013 as part of the acquisition accounting related to the acquisition of Charter Holding Corp., we recognized a remeasurement gain of equity interest in Charter Holding Corp. of $1.4 million.

Noninterest expense increased $2.0 million, or 20.23%, to $11.5 million for the three months ended September 30, 2014, compared to $9.5 million for the same period in 2013. Within noninterest expense, salaries and employee benefits increased $1.7 million, or 37.02%, to $6.3 million for the three months ended September 30, 2014, compared to $4.6 million for the same period in 2013. This increase includes expenses related to additional staff and operations for Charter Trust Company and Randolph National Bank and its eight branches, which represent approximately 79% of the increase in salaries and employees benefits. Occupancy expense increased $211 thousand, or 19.76%, to $1.3 million for the three month period ended September 30, 2014, compared to $1.1 million for the same period in 2013. The occupancy expenses from Charter Holding Corp. and the former Randolph National Bank branches represent $62 thousand and $237 thousand, respectively, of the increase. Depositors' insurance increased $37 thousand, or 18.97%, for the three month period ended September 30, 2014 compared to the same period in 2013. The increase of $242 thousand in outside services for the three months ended September 30, 2014, compared to the same period in 2013, includes an increase of $120 thousand related to Charter Trust Company operations and an increase of $49 thousand related to our core processing provider. We did not record merger-related expenses during the three month period ended September 30, 2014, compared to $801 thousand recorded during the same period in 2013. Amortization of intangible assets increased $204 thousand, or 96.23%, to $416 thousand for the three months ended September 30, 2014, compared to $212 thousand for the same period in 2013 due to the additional core deposit intangible from the acquisition of Randolph National Bank and the customer list intangible from the acquisition of Charter Holding Corp. Other expenses increased $120 thousand to $1.4 million for the three months ended September 30, 2014, including an increase of $117 thousand from Charter Trust Company operations.

Balance Sheet Summary as of September 30, 2014

Total assets were $1.5 billion at September 30, 2014, compared to $1.4 billion at December 31, 2013, an increase of $59.2 million, or 4.16%. Securities available-for-sale decreased $19.1 million to $106.2 million at September 30, 2014, from $125.2 million at December 31, 2013. Net loans held in portfolio increased $70.1 million, or 6.18%, to $1.2 billion at September 30, 2014, from $1.1 billion at December 31, 2013. Conventional real estate loans increased $41.8 million and commercial real estate loans increased $25.7 million, representing 59.63% and 36.66%, respectively, of the net loan growth. The allowance for loan losses was $9.5 million at September 30, 2014, compared to $9.8 million at December 31, 2013. The change of $210 thousand in the allowance for loan losses is the net effect of provisions of $736 thousand, charge-offs of $1.3 million and recoveries of $351 thousand in addition to net charge-offs of $39 thousand to the reserve for the overdraft protection program. Additionally, the Bank had a credit mark of $5.7 million at September 30, 2014, related to acquired loan balances of $163.3 million. During the nine months ended September 30, 2014, we originated $284.9 million in loans, a decrease of 3.31%, compared to $294.7 million during the same period in 2013. During the quarter ended September 30, 2014, we originated $95.3 million in loans, a decrease of 18.71%, compared to $117.2 million during the same period in 2013.

Goodwill increased $208 thousand, or 0.47%, to $44.8 million at September 30, 2014, from $44.6 million at December 31, 2013. Intangible assets decreased $1.3 million, or 11.66%, to $9.7 million at September 30, 2014, compared to $11.0 million at December 31, 2013. This reflects ordinary amortizations of intangible assets of $1.3 million during the nine months ended September 30, 2014.

Total deposits increased $23.0 million, or 2.12%, to $1.1 billion at September 30, 2014, from $1.1 billion at December 31, 2013, including an increase of $30.2 million in brokered deposits used in conjunction with additional Federal Home Loan Bank (FHLB) advances to fund loan growth. Advances from the Federal Home Loan Bank increased $39.3 million, or 32.25%, to $161.0 million at September 30, 2014, from $121.7 million at December 31, 2013. Securities sold under agreements to repurchase decreased $11.0 million, or 39.57%, to $16.9 million at September 30, 2014 from $27.9 million at December 31, 2013.

Stockholders' equity of $153.9 million resulted in a book value of $15.88 per common share at September 30, 2014 based on 8,244,065 shares of common stock outstanding. The Bank remains well capitalized with a Leverage Capital ratio of 8.28% at September 30, 2014.

Branch Consolidation

On September 30, 2014, we consolidated our two offices in Rutland, Vermont, into one location.

Quarterly Dividend

On October 9, 2014, we declared a regular quarterly cash dividend of $0.13 per share payable October 31, 2014 to stockholders of record as of October 24, 2014.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 30 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 16 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and Lake Sunapee Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                    New Hampshire Thrift Bancshares, Inc.
                        Selected Financial Highlights

                                     Three Months           Nine Months
                                  Ended September 30,   Ended September 30,
(Dollars in thousands except for
 per share data)                    2014       2013       2014       2013
                                ---------- ---------- ---------- ----------
Net Income                       $   2,704  $   2,572  $   7,189  $   6,419
Per Common Share Data:
  Basic Earnings                      0.32       0.35       0.85       0.87
  Diluted Earnings (1)                0.32       0.35       0.85       0.87
  Dividends Paid                      0.13       0.13       0.39       0.39
  Dividend Payout Ratio              40.63%     37.14%     45.88%     44.83%

                                                         As of
(Dollars in thousands except for per share  September 30,     December 31,
 data)                                           2014             2013
                                          ---------------- ----------------
Total Assets                               $     1,483,112  $     1,423,870
Total Securities (2)                               116,918          134,998
Loans, Net                                       1,204,230        1,134,110
Total Deposits                                   1,111,111        1,088,092
Federal Home Loan Bank Advances                    160,990          121,734
Stockholders' Equity                               153,944          149,257
Book Value per Common Share                $         15.88  $         15.37
Common Shares Outstanding                        8,244,065        8,216,747

Leverage (Tier I) Capital                             8.28%            8.29%

Number of Offices:
  Banking Offices                                       36               37
  Insurance Offices                                      3                3
  Trust Offices                                          7                6

  (1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

  (2) Includes available-for-sale securities shown at fair value and Federal
      Home Loan Bank stock at cost.

                   New Hampshire Thrift Bancshares, Inc.
                        Consolidated Balance Sheets

                                         September 30,       December 31,
(Dollars in thousands)                        2014               2013
                                       -----------------  -----------------
ASSETS                                    (Unaudited)
Cash and due from banks                $          40,036  $          12,005
Overnight deposits                                     -             21,573
                                       -----------------  -----------------
  Cash and cash equivalents                       40,036             33,578
Interest-bearing time deposits with
 other banks                                         747              1,743
Securities available-for-sale                    106,156            125,238
Federal Home Loan Bank stock                      10,762              9,760
Loans held-for-sale                                2,405                680
Loans receivable, net of the alloance
 for loan losses                               1,204,230          1,134,110
Accrued interest receivable                        3,167              2,628
Premises and equipment, net                       24,476             23,842
Investments in real estate                         3,570              3,681
Other real estate owned                              137              1,343
Goodwill                                          44,840             44,632
Intangible assets                                  9,735             11,020
Bank owned life insurance                         20,022             19,544
Other assets                                      12,829             12,071
                                       -----------------  -----------------
  Total assets                         $       1,483,112  $       1,423,870
                                       =================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing                  $         106,065  $         101,446
  Interest-bearing                             1,005,046            986,646
                                       -----------------  -----------------
    Total deposits                             1,111,111          1,088,092
Federal Home Loan Bank advances                  160,990            121,734
Securities sold under agreements to
 repurchase                                       16,850             27,885
Subordinated debentures                           20,620             20,620
Accrued expenses and other liabilities            19,597             16,282
                                       -----------------  -----------------
    Total liabilities                          1,329,168          1,274,613
                                       -----------------  -----------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per
   share: 2,500,000 shares authorized,
   non-cumulative perpetual Series B;
   23,000 shares issued and
   outstanding at September 30, 2014
   and December 31, 2013; liquidation
   value $1,000 per share                              -                  -
  Common stock, $.01 par value per
   share: 10,000,000 shares
   authorized, 8,678,394 shares issued
   and 8,244,065 shares outstanding at
   September 30, 2014 and 8,651,076
   shares issued and 8,216,747 shares
   outstanding at December 31, 2013                   87                 87
  Paid-in capital                                101,356            100,961
  Retained earnings                               62,156             58,347
  Unearned restricted stock awards                  (598)              (490)
  Accumulated other comprehensive loss            (2,306)            (2,897)
Treasury stock, 434,329 shares as of
 September 30, 2014 and December 31,
 2013, at cost                                    (6,751)            (6,751)
                                       -----------------  -----------------
    Total stockholders' equity                   153,944            149,257
                                       -----------------  -----------------
    Total liabilities and
     stockholders' equity              $       1,483,112  $       1,423,870
                                       =================  =================

                    New Hampshire Thrift Bancshares, Inc.
                Consolidated Statements of Income (unaudited)

                       Three Months Ended            Nine Months Ended
                  September 30,  September 30,  September 30, September 30,
(Dollars in
 thousands,
 except for per
 share data)           2014           2013           2014          2013
                  -------------  -------------  ------------- -------------
Interest and
 dividend income
  Interest and
   fees on loans  $      11,869  $       9,071  $      34,854 $      27,276
  Interest on
   debt
   investments:
    Taxable                 314            231          1,034         1,041
  Dividends                  41             16            122            39
  Other                      95            270            443           621
                  -------------  -------------  ------------- -------------
    Total
     interest and
     dividend
     income              12,319          9,588         36,453        28,977
                  -------------  -------------  ------------- -------------

Interest expense
  Interest on
   deposits               1,154            957          3,324         3,063
  Interest on
   advances and
   other borrowed
   money                    535            558          1,583         1,875
                  -------------  -------------  ------------- -------------
    Total
     interest
     expense              1,689          1,515          4,907         4,938
                  -------------  -------------  ------------- -------------

  Net interest
   and dividend
   income                10,630          8,073         31,546        24,039

Provision for
 loan losses                 27            118            736           694
                  =============  =============  ============= =============

  Net interest
   and dividend
   income after
   provision for
   loan losses           10,603          7,955         30,810        23,345
                  =============  =============  ============= =============

Noninterest
 income
  Customer
   service fees           1,570          1,314          4,547         3,766
  Gain on sales
   of securities,
   net                      313              -            756           781
  Net gain on
   sales of loans           241            450            411         2,058
  Net gain (loss)
   on sales of
   premises and
   equipment                  -            (18)            12           (14)
  Net gain (loss)
   on other real
   estate and
   property owned            (1)             -            194            25
  Rental income             181            189            528           557
  Bank owned life
   insurance
   income                   151            154            453           430
  Income from
   equity
   interest in
   Charter
   Holding Corp.              -             53              -           294
  Mortgage
   servicing
   income, net of
   amortization
   of mortgage
   servicing
   rights                    16             22            149            23
  Insurance and
   brokerage
   service income           359            351          1,161         1,170
  Trust fees              2,038            679          6,190           679
  Remeasurement
   gain of equity
   interest in
   Charter
   Holding Corp.              -          1,369              -         1,369
                  -------------  -------------  ------------- -------------
    Total
     noninterest
     income               4,868          4,563         14,401        11,138
                  -------------  -------------  ------------- -------------

Noninterest
 expenses
  Salaries and
   employee
   benefits               6,326          4,617         18,419        13,013
  Occupancy
   expenses               1,279          1,068          4,260         3,198
  Advertising and
   promotion                222            159            658           471
  Depositors'
   insurance                232            195            773           574
  Outside
   services                 639            397          2,000         1,065
  Professional
   services                 281            342          1,000           995
  ATM processing
   fees                     230            153            650           466
  Supplies                  128            100            426           350
  Telephone
   expense                  257            159            823           494
  Merger-related
   expenses                   -            801              -           801
  Amortization of
   intangible
   assets                   416            212          1,285           592
  Other expenses          1,448          1,328          4,526         3,818
                  -------------  -------------  ------------- -------------
    Total
     noninterest
     expense             11,458          9,531         34,820        25,837
                  -------------  -------------  ------------- -------------

Income before
 provision for
 income taxes             4,013          2,987         10,391         8,646

Provision for
 income taxes             1,309            415          3,202         2,227
                  -------------  -------------  ------------- -------------

Net income        $       2,704  $       2,572  $       7,189 $       6,418
                  =============  =============  ============= =============
Net income
 available to
 common
 stockholders     $       2,646  $       2,514  $       7,017 $       6,161
                  =============  =============  ============= =============
Earnings per
 common share,
 basic            $        0.32  $        0.35  $        0.85 $        0.87
                  =============  =============  ============= =============
  Average Number
   of Shares,
   basic              8,242,181      7,102,893      8,229,665     7,080,299
Earnings per
 common share,
 assuming
 dilution         $        0.32  $        0.35  $        0.85 $        0.87
                  =============  =============  ============= =============
  Average Number
   of Shares,
   assuming
   dilution           8,255,350      7,113,611      8,237,850     7,084,795
Dividends
 declared per
 common share     $        0.13  $        0.13  $        0.39 $        0.39
                  =============  =============  ============= =============

For additional information contact:
Laura Jacobi
First Senior Vice President
Chief Financial Officer
603-863-0886